Exhibit
Sub-Item 77M


On October 12, 2006, Oppenheimer Champion Income Fund ("Fund") acquired all of the net assets of Oppenheimer High Yield Fund ("Acquired Fund"), pursuant to an Agreement and Plan of Reorganization approved by the Acquired Fund's shareholders on October 6, 2006.

The Fund issued 108,025,333; 17,042,821; 12,784,836; 1,906,127 and 14,000,558
shares of beneficial interest for Class A, Class B, Class C, Class N and Class Y, respectively, valued at $1,011,117,121, $159,350,375, $119,538,213,
$17,841,351 and $131,045,225 in exchange for the net assets, resulting in combined Class A net assets of $1,902,537,798, Class B net assets of $357,014,957, Class C net assets of $307,592,608, Class N net assets of $49,937,524 and Class Y net assets of $133,635,056 on October 12, 2006.

For additional information please refer to the Fund's N-14 filed with the Commission on July 24, 2006 (033-16494), which became effective July 25, 2006, and the Acquired Fund's Form N-8F, filed with the Commission on July 11, 2007 (811-02849), evidencing that the Acquired Fund has ceased to be a registered investment company.